Exhibit 99.1

Semler Scientific Announces Appointment of Chief Financial Officer,
Record Quarterly Revenues and Strategic Streamlining

Santa Clara, CA – July 11, 2023 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that develops, manufactures and markets innovative medical products and services that assist in evaluating and treating chronic diseases, today announced the appointment of a chief financial officer (CFO), record quarterly revenues expected for the second quarter of 2023 and a strategic streamlining.

“We are pleased to announce Ms. Renae Cormier will lead our accounting, finance, investor relations and business strategy efforts as chief financial officer,” said Doug Murphy-Chutorian, Semler Scientific’s interim chief executive officer. “In addition, we expect to report record high revenues for the quarter ending June 30, 2023. Furthermore, Semler Scientific will streamline its operations to provide enhanced efficiencies.”

Appointment of CFO

Ms. Cormier has been named CFO effective July 10, 2023. She will play a pivotal role in shaping the company’s financial strategy, seeking to improve operational efficiency, and supporting its continued growth and success.

Ms. Cormier will continue as Semler Scientific’s head of corporate communications and business strategy, a role she has held since May 2022. In this capacity, Ms. Cormier has led investor relations and has been instrumental in helping to shape corporate strategy. She has a strong background in finance and accounting, having worked as an investment analyst and auditor for several years before joining Semler Scientific.

Second Quarter 2023 Revenues

Semler Scientific expects its revenues for the second quarter ending June 30, 2023 will be the highest quarterly revenues in its history, driven by continued sales of QuantaFlo® to existing and new customers to test for peripheral arterial disease. More detailed financial information will be provided in the second quarter earnings release, expected on or around August 10, 2023.

Strategic Corporate Streamlining

Semler Scientific also announced a strategic plan to streamline operations and reduce employee headcount by approximately 30% by September 15, 2023. This plan is meant to be proactive and seeks to drive operational efficiency, while still providing high quality service to its customers.

Semler Scientific currently estimates that it will incur severance costs in the range of $0.7 million to $0.9 million consisting of one-time termination benefits, which are expected to be paid by the fourth quarter ended December 31, 2023. Semler Scientific anticipates this will result in a reduction in quarterly operating expenses of approximately $1.5 million to $2.0 million during the fourth quarter ended December 31, 2023.

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services that assist in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by

ACTIVE/123879612.3

the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo® test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD) and heart dysfunction (HD). QuantaFlo® is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). In addition, Semler Scientific has an agreement with Mellitus Health, Inc. (Mellitus) to exclusively market and distribute Insulin Insights™, an FDA cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico. Semler Scientific has a minority investment in Mellitus, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool® offers a technological solution for inpatient glycemic management. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could,” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding Semler Scientific’s expected second quarter 2023 revenues; strategic streamlining efforts; and estimated severance costs and reduction in operating expenses, including timing thereof; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here; such as risks associated with quarterly closing adjustments, implementation of its strategic streamlining efforts along with those other risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACTS:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.